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                                                                   EXHIBIT 10.19


                                            Martin Sperber
                                            Chairman and Chief Executive Officer

[LOGO] SCHEIN
       PHARMACEUTICAL


     April 17, 1995

     Mr. Dariush Ashrafi
     105 Hoover Drive
     Cresskill, NJ 07627

     Dear Dari:

     I am extremely pleased that you have accepted our offer to become our new CFO. I have revised the terms of the original offer letter to include those changes you worked out with Oliver. I hope you enjoyed your vacation in Mexico. Please call me at your earliest convenience. The specifics of your offer are described below.

     TITLE:  Your title will be Senior Vice President and CFO.

     REPORTING RELATIONSHIP: You will report to Martin Sperber, Chairman and CEO, Schein Pharmaceutical, Inc.

     BASE SALARY: Your base salary will be $325,000 per annum.

     BONUS: You will be eligible to receive an annual discretionary bonus of between 30-40% of your base salary. This bonus plan is based on both the performance of the Company and the completion of certain agreed upon goals. Your bonus for calendar year 1995 will be guaranteed at 30% of your base salary for 1995.

     ADDITIONAL COMPENSATION: You will receive additional compensation in the
     -----------------------
     amount of $300,000 payable in equal quarterly installments over a four year
               ------------------------------------------------
     period. In the event that you voluntarily leave the Company prior to the end of the four year period, you will lose the remaining unpaid balance. If, on the other hand, you are asked to leave the Company through no fault of your own prior to the end of the four year period, the Company will pay you the remaining balance.

     EMPLOYMENT CONTRACT: The Company will offer you an Employment Contract which specifies initial salary, benefits and title, including a one year severance benefit.

     COMPANY CAR: The Company will furnish you with an automobile in keeping with our Company auto policy. The company will reimburse you for all normal operating costs including insurance, gas, normal maintenance and repairs.

     LONG TERM INCENTIVE PLAN: You will receive an initial option grant of 700 shares, with an exercise price of $2,000 per share and a five year vesting formula. Currently, Schein is a private Company. However, in public statements, the Company has communicated its desire to become a public Company within the next 18-24 months. Attached is a spread sheet which illustrates the value of your initial options at various company stock prices.

                                                                 Dariush Ashrafi
                                                                 April 17, 1995
                                                                 Page 2


     At this time, the Company does not have an annual option grant plan in effect. However, while I can make no firm guarantees, the Company does contemplate an annual option plan. At that time, the Company could begin offering option grants to you in the range of 200-300 options per year based on our current capitalization.

     I will be glad to go over this Plan with you. There are formal documents associated with the Plan which you will receive once you join the Company.

     SPLIT DOLLAR LIFE INSURANCE: The Company will purchase a life insurance policy which will be used to provide both a substantial life insurance benefit and a cash balance for you upon your retirement. The cash balance targets a retirement income for you above and beyond the qualified Plan. Specifically, this Plan targets retirement income of 65% of final base salary at age 65 after 20 years of service. For people with less than 20 years of service, that percentage is pro-rated. There are documents associated with this policy that I will go over with you upon joining the Company.

     RETIREMENT PLAN: The Schein Retirement and Savings Plan and certain other associated plans provide for a discretionary annual contribution to your retirement plan account. The current discretionary annual contribution is 7% of total compensation.

     COMPANY BENEFITS: Attached is a full description of the Schein Pharmaceutical Benefit Plan. You will accrue four weeks of vacation from your date of hire.

     FINANCIAL COUNSELING: The company has contracted with Clarfeld & Company, a well-known financial counseling firm to offer certain financial counseling services including: tax preparation, investment advice and estate planning. If you are already using a financial planner, the company will reimburse up to $7,000 per year for covered financial counseling services.

     Based on our most recent conversation, you will begin working with us on Monday, May 1. I look forward to having you on board.


     Sincerely,

     /s/ Martin Sperber
     Martin Sperber
     Chairman and CEO

     /nn
     ENCLOSURE